Exhibit 99.2
MEMORANDUM
Human Resources Department

TO:	Board of Directors and Executive Officers

FROM:	Tim Crow
Executive Vice President – Human Resources

CC:	Jack VanWoerkom
Executive Vice President, General Counsel and Corporate Secretary

RE:	Updated Notice Regarding Regulation BTR Trading Restrictions

DATE:	August 14, 2007

We advised you by notice dated July 13, 2007 that directors and executive officers may be prevented from buying or selling the Company’s common stock from the close of market on August 15, 2007 through the week ending August 31, 2007. This is due to a “blackout period” affecting participants in The Home Depot FutureBuilder and The Home Depot FutureBuilder For Puerto Rico during that period caused by our self tender offer.
Due to our announcement last week of the new price range and related extension of the expiration date for the self tender offer, these dates have now changed. Directors and executive officers may now be prevented from buying or selling the Company’s common stock from the close of market on August 30, 2007 through the week ending September 14, 2007. All other aspects of the prior notice still apply, a copy of which is attached for your convenience.
Once we know how many plan participants have tendered shares, we will promptly notify you whether or not trading restrictions will be required. Should you have any questions in the interim regarding the blackout period and related trading restrictions, please do not hesitate to contact either me at 770-384-2328, or Jack at 770-384-5535, or to either of us by mail at The Home Depot, 2455 Paces Ferry Road, Atlanta, Georgia 30339.